For further information,
Contact: Lani Jordan
(651) 355-4946
lani.jordan@chsinc.com

CHS Inc. files $2 billion shelf registration statement
ST. PAUL, MINN. (June 20, 2014) - CHS Inc. (NASDAQ: CHSCP, CHSCO, CHSCN) announced today it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”). Under the shelf registration, upon being declared effective by the SEC, CHS may offer and sell, from time to time, up to $2 billion of its Class B cumulative redeemable preferred stock over the next three years.
The shelf registration statement is intended to give CHS additional flexibility to finance future business opportunities by accessing the capital markets on a timely and cost-effective basis. At the present time, the Company has no specific plans to issue preferred stock under the registration statement. The specifics of any future offering, along with the prices and terms of any such preferred stock and the use of proceeds of a particular offering, will be determined at the time of any such offering and will be described in a prospectus supplement filed in connection with such offering.
CHS President and Chief Executive Officer Carl Casale said the filing was a strategic move intended to provide flexibility. "The shelf registration statement provides us financial flexibility for general corporate purposes. In addition, it streamlines the process in the event we identify strategic opportunities that may require additional capital."
The shelf registration statement relating to the preferred stock has been filed with the SEC but has not yet become effective. The preferred stock may not be sold nor may offers to buy be accepted prior to the time the shelf registration statement becomes effective. Any offering of the preferred stock will be made solely by means of a prospectus and an accompanying prospectus supplement relating to that offering. A copy of the prospectus included in the registration statement may be obtained on the SEC’s website at www.sec.gov.
CHS Inc. (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, grains and foods, CHS is committed to helping its customers, farmer-owners and other stakeholders grow their businesses through its domestic and global operations. CHS, a Fortune 100 company, supplies energy, crop nutrients, grain marketing services, animal feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.

This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of additional factors that may materially affect management's estimates and predictions, please view the CHS Inc. annual report filed on Form 10-K for the year ended Aug. 31, 2013, which can be found on the Securities and Exchange Commission web site (www.sec.gov) or on the CHS web site www.chsinc.com.